Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS SECOND-QUARTER RESULTS

RICHMOND, Va., August 7, 2007 - Tredegar Corporation (NYSE:TG) reported second-quarter net income of $9.9 million (25 cents per share) compared to $9.3 million (24 cents per share) in 2006. Earnings from manufacturing operations in the second quarter were $9.3 million (24 cents per share) versus $9.1 million (23 cents per share) last year. Second-quarter sales decreased to $279.6 million from $282.5 million in 2006. A summary of results for the second quarter and first six months of 2007 and 2006 are shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Sales	$279.6	$282.5	$561.2	$550.5
Net income as reported under generally accepted
accounting principles (GAAP)	$9.9	$9.3	$20.3	$17.5
After-tax effects of:
Loss associated with plant shutdowns, asset
impairments and restructurings	.1	.6	.6	1.9
(Gains) losses from sale of assets and other items	(.7)	(.8)	(.7)	(.9)
Income from manufacturing operations*	$9.3	$9.1	$20.2	$18.5

Diluted earnings per share as reported under GAAP	$.25	$.24	$.51	$.45
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset
impairments and restructurings	.01	.01	.02	.05
(Gains) losses from sale of assets and other items	(.02)	(.02)	(.02)	(.02)
Diluted earnings per share from manufacturing operations*	$.24	$.23	$.51	$.48

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Overall earnings per share from manufacturing operations increased by 1 cent per share or 4.3% in the second quarter of 2007 compared with the second quarter of last year. The increase was due to lower pension and interest costs, a lower effective income tax rate and higher profits in our films business, partially offset by significantly lower profits in our aluminum business. Profit growth in films was driven by increases in sales of high-value surface protection, elastic and apertured materials. Since the second quarter of last year, excluding the effects of the lag in the passthrough of changes in resin costs, quarterly operating profit in films has had significant ups and downs. Future performance is likely to exhibit similar fluctuations.”

Mr. Gottwald continued: “In aluminum, operating profit decreased by $2.4 million or 42% in the second quarter of 2007 compared with 2006 mainly due to lower volume, especially extrusions used in hurricane protection products and residential construction. Demand for extruded aluminum shapes is down significantly in most market segments. Our bookings and backlog are at historic lows for this time of year. The combination of poor demand and a much stronger Canadian Dollar, which impacts our costs, make the prospects for this unit look weak in the near future.”

MANUFACTURING OPERATIONS
Film Products

Second-quarter net sales in Film Products were $130.3 million, up 7.3% from $121.4 million in the second quarter of 2006, while operating profit from ongoing operations increased to $13.8 million in the second quarter of 2007 from $13.3 million in 2006. Volume was 60.4 million pounds in the second quarter of 2007 compared with 61.9 million pounds in the second quarter of last year.

Net sales were up in the second quarter of 2007 compared with the second quarter of 2006 primarily due to increased sales of high-value elastic, apertured and surface protection materials, partially offset by lower sales of certain commodity barrier films that were dropped in conjunction with the shutdown in the second quarter of 2006 of the plant in LaGrange, Georgia. Volume declined as a result of exiting this market.

Profits increased in the second quarter of 2007 compared with the second quarter of 2006 due primarily to appreciation of the U.S. Dollar equivalent value of functional currencies for operations outside of the U.S. and improvement in the sales of high-value materials noted above. The company estimates that the impact of the lag in the pass-through of changes in average resin costs was not significant in the second quarter of 2007 compared with a positive impact on operating profit of $500,000 in the second quarter of 2006. Film Products has index-based pass-through raw material cost agreements for the majority of its business. However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.

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TREDEGAR EARNINGS, page 3

Net sales in Film Products were $266.3 million in the first six months of 2007, up 7.5% versus $247.7 million in the first six months of 2006. Operating profit from ongoing operations was $30.6 million in the first six months of 2007, up 6.3% compared with $28.8 million in the first six months of 2006. Operating profit from ongoing operations excluding the estimated effects of resin pass-through lag was $30.1 million in the first six months of 2007, up 14.0% versus $26.4 million in the first six months of 2006. Volume decreased to 125.7 million pounds in the first six months of 2007 from 126.4 million pounds in the first six months of 2006. The growth in sales and operating profit and decline in volume during the first six months of 2007 versus 2006 were primarily due to the same factors discussed for the second quarter of 2007 versus 2006.

Capital expenditures were $8.7 million in the first six months of 2007 and are projected to be approximately $20 million for the year. Depreciation expense was $16.5 million in the first six months of 2007 and is projected to be $33 million for the year.

Aluminum Extrusions

Second-quarter net sales in Aluminum Extrusions were $142.8 million, down 7.2% from $153.8 million in the second quarter of 2006. Operating profit from ongoing operations decreased to $3.3 million in the second quarter of 2007, down 42.1% from $5.7 million in the second quarter of 2006. Volume decreased to 56.9 million pounds in the second quarter of 2007, down 18.0% from 69.4 million pounds in the second quarter of 2006.

Net sales in Aluminum Extrusions were $282.2 million in the first six months of 2007, down 2.4% from $289.0 million in the first six months of 2006. Operating profit from ongoing operations decreased to $6.8 million in the first six months of 2007, down 35.2% from $10.5 million in the first six months of 2006. Volume decreased to 114.7 million pounds in the first six months of 2007, down 13.8% from 133.0 million pounds in the first six months of 2006.

The decreases in net sales and operating profit in the second quarter and first six months were mainly due to lower volume partially offset by higher selling prices. Shipments declined in most markets, especially extrusions used in hurricane protection products and residential construction. Overall backlog at the end of the quarter was 16.6 million pounds, down from 29.5 million pounds at June 30, 2006.

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TREDEGAR EARNINGS, page 4

Capital expenditures were $3.4 million in the first six months of 2007 and are projected to be approximately $8 million for the year. Depreciation expense was $6.2 million in the first six months of 2007 and is projected to be $13 million for the year.

OTHER ITEMS

Net pension income was $587,000 in the second quarter of 2007 and $1.2 million in the first six months of 2007, a favorable change of $1.3 million (2 cents per share after taxes) and $2.6 million (4 cents per share after taxes) from amounts recognized in the second quarter and first six months of 2006, respectively. Most of the favorable changes relate to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table. The company contributed $1.1 million to its pension plans in 2006 and expects to contribute the same amount in 2007.

Interest expense was $557,000 in the second quarter of 2007 and $1.4 million in first six months of 2007, a decline of $911,000 (2 cent per share after taxes) and $1.5 million (3 cents per share after taxes) versus the second quarter and first six months of last year, respectively, due to lower average debt outstanding.

The effective tax rate used to compute income from manufacturing operations was 34.8% in the second quarter of 2007 and 35.0% in the first six months of 2007, compared with 37.5% in the second quarter of 2006 and 37.7% in the first six months of 2006. The decrease in the effective tax rate for manufacturing operations, which had a favorable impact of approximately 1 cent and 2 cents per share in the second quarter and first six months of 2007 versus last year, respectively, was mainly due to differences in income taxes accrued on operations outside of the U.S.

During the first quarter of 2007, the company adopted new accounting standards for maintenance costs and uncertain income tax positions, neither of which had a material impact on Tredegar’s results of operations or financial condition. In addition, Tredegar adopted new accounting standards on fair value measurements and the fair value option for financial assets and liabilities, neither of which had an impact on results for the second quarter or first six months of 2007.

Results for 2007 and 2006 also include certain special items. After-tax charges for plant shutdowns, asset impairments and restructurings were 1 cent and 2 cents per share in the second quarter and first six months of 2007, respectively. After-tax charges for plant shutdowns, asset impairments and restructurings were 1 cent and 5 cents per share in the second quarter and first six months of 2006, respectively. In addition, the results for the second quarter and first six months of 2007 include after-tax income of $682,000 (2 cents per share) resulting from an adjustment of deferred income taxes for a reduction in statutory income tax rates in Canada (reflected as a credit to income tax expense). Results for the second quarter and first six months of 2006 include after-tax income of $835,000 (2 cents per share) for liquidation of inventories from the shutdown of the films plant in LaGrange, Georgia that were accounted for on the last-in, first-out (“LIFO”) method. Further details regarding these items are provided in the financial tables included with this press release.

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TREDEGAR EARNINGS, page 5

On April 2, 2007, Tredegar invested $10 million in Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger”), a fund that seeks to achieve superior absolute returns by participating primarily in medium to long-term investments involving distressed/high yield debt securities, special situation equities and private loans and notes. The fund is a highly speculative investment subject to a two-year lock-up and additional limitations on withdrawal. There is no secondary market for interests in the fund. Tredegar’s investment in Harbinger, which represents less than 2% of Harbinger’s total partnership capital, is accounted for under the cost method. At June 30, 2007, Harbinger reported Tredegar’s capital account value at $12.4 million reflecting $2.4 million of unrealized appreciation ($1.5 million or 4 cents per share after taxes) versus the carrying value in Tredegar’s balance sheet of $10 million.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Cash in excess of debt was $218,000 at June 30, 2007, compared with net debt (debt in excess of cash) of $3.7 million at March 31, 2007 and $21.6 million at December 31, 2006. Adjusted EBITDA from manufacturing operations, a key valuation and borrowing capacity measure, was $110.8 million for the last twelve months ended June 30, 2007. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

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TREDEGAR EARNINGS, page 6

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “hope,” “expect,” “are likely,” “project” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the United States and Canada, particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns during the winter months; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of our 2006 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for this period that will be filed with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 7

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Sales	$279,582	$282,491	$561,176	$550,455
Other income (expense), net (a) (b)	160	248	454	260
	279,742	282,739	561,630	550,715

Cost of goods sold (a)	239,534	239,691	477,922	466,329
Freight	6,476	7,250	12,623	13,724
Selling, R&D and general expenses	18,829	18,432	38,551	36,533
Amortization of intangibles	38	38	75	75
Interest expense	557	1,468	1,381	2,900
Asset impairments and costs associated with exit and
disposal activities (a)	125	1,026	858	2,718
	265,559	267,905	531,410	522,279

Income before income taxes	14,183	14,834	30,220	28,436
Income taxes (b)	4,248	5,584	9,952	10,971

Net income (a) (b) (c)	$9,935	$9,250	$20,268	$17,465

Earnings per share:
Basic	$.25	$.24	$.52	$.45
Diluted	.25	.24	.51	.45

Shares used to compute earnings per share:
Basic	39,402	38,632	39,337	38,617
Diluted	39,584	38,837	39,537	38,751

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TREDEGAR EARNINGS, page 8

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Net Sales
Film Products	$130,259	$121,405	$266,320	$247,736
Aluminum Extrusions	142,847	153,836	282,233	288,995
Total net sales	273,106	275,241	548,553	536,731
Add back freight	6,476	7,250	12,623	13,724
Sales as shown in the Consolidated
Statements of Income	$279,582	$282,491	$561,176	$550,455

Operating Profit
Film Products:
Ongoing operations	$13,762	$13,264	$30,582	$28,841
Plant shutdowns, asset impairments and
restructurings, net of gains on sale of assets and
related income from LIFO inventory liquidations (a)	(26)	768	(393)	(815)

Aluminum Extrusions:
Ongoing operations	3,288	5,674	6,754	10,540
Plant shutdowns, asset impairments and
restructurings (a)	(99)	(405)	(99)	(514)

AFBS (d):
Loss on investment in Therics, LLC	-	-	-	(25)
Plant shutdowns, asset impairments and
restructurings (a)	-	-	(366)	-
Total	16,925	19,301	36,478	38,027
Interest income	283	285	671	507
Interest expense	557	1,468	1,381	2,900
Gain on the sale of corporate assets (b)	-	-	-	56
Stock option-based compensation costs (e)	196	282	465	493
Corporate expenses, net	2,272	3,002	5,083	6,761
Income before income taxes	14,183	14,834	30,220	28,436
Income taxes (b)	4,248	5,584	9,952	10,971
Net income (a) (b) (c)	$9,935	$9,250	$20,268	$17,465

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets

Cash & cash equivalents	$32,397	$40,898
Accounts & notes receivable, net	149,650	121,834
Income taxes recoverable	5,265	10,975
Inventories	69,272	68,930
Deferred income taxes	8,101	6,055
Prepaid expenses & other	3,660	4,558
Total current assets	268,345	253,250

Property, plant & equipment, net	317,478	325,763
Other assets (f)	76,923	64,078
Goodwill & other intangibles	140,226	138,696
Total assets	$802,972	$781,787

Liabilities and Shareholders' Equity

Accounts payable	$86,757	$69,426
Accrued expenses	36,425	41,906
Current portion of long-term debt	488	678
Total current liabilities	123,670	112,010

Long-term debt	31,691	61,842
Deferred income taxes	80,121	75,772
Other noncurrent liabilities (f)	17,800	15,568
Shareholders' equity (f)	549,690	516,595
Total liabilities and shareholders' equity	$802,972	$781,787

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TREDEGAR EARNINGS, page 10

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30
	2007	2006
Cash flows from operating activities:
Net income	$20,268	$17,465
Adjustments for noncash items:
Depreciation	22,785	21,757
Amortization of intangibles	75	75
Deferred income taxes	(2,528)	9,708
Accrued pension income and postretirement benefits	(897)	1,683
Gain on sale of assets	-	(56)
Loss on asset impairments and divestitures	338	1,150
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(24,774)	(35,838)
Inventories	2,323	2,352
Income taxes recoverable	5,710	(1,345)
Prepaid expenses and other	1,658	2,248
Accounts payable	15,196	30,119
Accrued expenses	(3,853)	842
Other, net	719	(1,846)
Net cash provided by operating activities	37,020	48,314
Cash flows from investing activities:
Capital expenditures	(12,070)	(24,903)
Investment in Harbinger ($10 million) and real estate in 2007
and Novalux in 2006	(11,056)	(400)
Proceeds from the sale of assets and property disposals &
reimbursements from customers for purchases of equipment	3,842	56
Other, net	-	(88)
Net cash used in investing activities	(19,284)	(25,335)
Cash flows from financing activities:
Dividends paid	(3,163)	(3,104)
Debt principal payments	(30,341)	(22,889)
Borrowings	-	4,000
Proceeds from exercise of stock options	6,437	663
Net cash (used in) provided by financing activities	(27,067)	(21,330)
Effect of exchange rate changes on cash	830	342
Increase in cash and cash equivalents	(8,501)	1,991
Cash and cash equivalents at beginning of period	40,898	23,434
Cash and cash equivalents at end of period	$32,397	$25,425

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TREDEGAR EARNINGS, page 11

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended June 30, 2007
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from ongoing operations	$59.4	$18.2	$77.6
Allocation of corporate overhead	(8.9)	(3.1)	(12.0)
Add back depreciation and amortization	32.7	12.5	45.2
Adjusted EBITDA (g)	$83.2	$27.6	$110.8

Selected balance sheet and other data as of June 30, 2007:
Net debt (cash) (h)	$(.2)
Shares outstanding	39.6

 Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the second quarter of 2007 include:
•	A pretax charge of $99,000 for severance and other employee-related costs in Aluminum Extrusions; and
•	A pretax charge of $26,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia.

Plant shutdowns, asset impairments and restructurings in the first six months of 2007 include:
•	A pretax charge of $366,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	Pretax charges of $338,000 for asset impairments in Film Products;
•	A pretax charge of $99,000 for severance and other employee-related costs in Aluminum Extrusions; and
•	A pretax charge of $55,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia.

Plant shutdowns, asset impairments and restructurings in the second quarter of 2006 include:
•
A net pretax gain of $822,000 associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $1.4 million for related LIFO inventory liquidations (included in "Cost of goods sold" in the condensed consolidated statements of income), partially offset by severance and other costs of $567,000; and

•	Pretax charges of $459,000 for severance and other employee-related costs in connection with restructurings in Aluminum Extrusions ($405,000) and Film Products ($54,000).

Plant shutdowns, asset impairments and restructurings in the first six months of 2006 include:
•
A net pretax gain of $418,000 associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $1.4 million for related LIFO inventory liquidations (included in "Cost of goods sold" in the condensed consolidated statements of income), partially offset by severance and other costs of $841,000 and asset impairment charges of $130,000;

•	Pretax charges of $1 million for asset impairments in Film Products; and
•	Pretax charges of $727,000 for severance and other employee-related costs in connection with restructurings in Film Products ($213,000) and Aluminum Extrusions ($514,000).

(b)	Gain on the sale of corporate assets in 2006 includes a gain related to the sale of public equity securities.

Income taxes in 2007 include a tax benefit of $682,000 recorded in the second quarter related to an adjustment to deferred income taxes for a reduction in statutory income tax rates in Canada.

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a gain of $16.2 million for the second quarter of 2007 and a gain of $11.4 million for the second quarter of 2006. Comprehensive income (loss) was a gain of $29.1 million for the first six months of 2007 and a gain of $20.3 million for the first six months of 2006. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and amortization of prior service cost and net gains or losses from pension and other postretirement benefit plans recorded net of deferred taxes directly in shareholders' equity.

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TREDEGAR EARNINGS, page 12

(d)
On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar. AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(e)
Effective January 1, 2006, Tredegar adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. SFAS 123(R) requires the company to record compensation expense for all share-based awards. Tredegar previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Prior periods were not restated.

(f)
Effective December 31, 2006, Tredegar adopted SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158). This statement requires the recognition in the balance sheet of the funded status of each of our defined benefit pension and other postretirement plans. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of SFAS 158, net of deferred taxes, was recognized directly in shareholders' equity. Adjustments from the new standard will not impact our debt covenant computations since our credit agreement allows us to elect to use generally accepted accounting principles in effect when the agreement was signed.

(g)
Adjusted EBITDA for the twelve months ended June 30, 2007, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt is calculated as follows (in millions):

Debt	$32.2
Less: Cash and cash equivalents	(32.4)
Net debt	$(.2)